1st Quarter 2015 Earnings Call November 6, 2014

* Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. EBITDA, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of these measures to the comparable GAAP financial measures are provided in the financial statements included in Globe’s most recent earnings press release, available through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

* Net Income was $12.6 million, up 284% from first quarter of last year and up 76% from the prior quarter. Adjusted diluted earnings per share attributable to GSM for the first quarter were $0.19, up 138% from the first quarter of last year and up 6% from the prior quarter. Adjusted EBITDA for the first quarter was $34.6 million, up 62% from the first quarter of last year and up 5% from the prior quarter. Adjusted EBITDA % was 16.8%, up 4.4% from first quarter of last year and up .7% from the prior quarter. Sales of $206.1 million in the first quarter, up 19% from the first quarter of last year and up .4% from the prior quarter. 1st Quarter 2015 Financial Highlights

* Adjusted Income Statement Summary

* 1st Quarter 2015 Special Items

* 1st Quarter 2015 Reported Results

* Adjusted EBITDA Bridge – Sequential Quarter Sequential Adj. EBITDA Bridge, $m

* Net Debt Bridge – Sequential Quarter Sequential Net Debt Bridge, $m Note: Net debt calculated as total debt outstanding less cash and cash equivalents and marketable securities

November 6, 2014 1st Quarter 2015 Earnings Call